EXHIBIT 99.1
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CONTACT:  TIM GALLAGHER                                 FOR IMMEDIATE  RELEASE



             CARNIVAL CORPORATION TO RAISE $500 MILLION FROM SALE OF
                             CONVERTIBLE SECURITIES

MIAMI (04/22/03) - Carnival Corporation (NYSE:CCL) today announced that it will raise $500 million through an offering of convertible securities. The convertible securities are to be guaranteed by Carnival plc (LSE: CCL, NYSE:
CUK) (formerly P&O Princess Cruises plc, which was combined with Carnival Corporation under a dual listed company transaction completed April 17, 2003). Carnival Corporation may raise up to an additional $75 million upon exercise of an over-allotment option in connection with the offering. Carnival Corporation expects to use the proceeds of the offering for general corporate purposes, including financing Carnival Corporation's shipbuilding program and other capital commitments.

Neither the convertible securities, the Carnival plc guarantee nor the shares issuable upon conversion have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

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NOTE: Certain statements in this press release constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. Carnival Corporation and Carnival plc have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "forecast", "future", "intent", "plan" and words of similar substance in connection with any discussion of future results, plans, goals and other events which have not yet occurred. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's or Carnival plc's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation and Carnival plc to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of Carnival Corporation and Carnival plc to implement their shipbuilding program and to continue to expand their business outside the North American market; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival Corporation and Carnival plc and other factors which are described in further detail in their filings with the Securities and Exchange Commission.

These risks may not be exhaustive. Carnival Corporation and Carnival plc operate in a continually changing business environment, and new risks emerge from time to time. Carnival Corporation and Carnival plc cannot predict such risks nor can they assess the impact, if any, of such risks on their business or the extent to which any risk, or

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combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Carnival Corporation and Carnival plc undertake no obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For investor relations, please contact Beth Roberts, Tel: 1-305-599-2600, ext. 19066, and for media inquiries, please contact Tim Gallagher, Tel: 1-305-599-2600, ext. 16000, Carnival Corporation, Carnival Place, 3655 N.W. 87 Avenue, Miami, Florida 33178-2428.